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                                                                     EXHIBIT 4.4




                      DESIGNATION OF 1998 CONVERTIBLE STOCK


1.   Designation and Number.

     This designation is for a class of shares of the capital stock of Concourse Corporation (the "Corporation"), out of its undesignated shares, which class shall be identified as the 1998 Convertible Stock, and will have a par value of $0.01 per share. The number of shares of such class is 600,000 shares. The Corporation may issue, and the holders may transfer, fractional shares of 1998 Convertible Stock.

2.   Voting Rights.

     Each holder of 1998 Convertible Stock shall have one vote on all matters submitted to the stockholders for each share of the Corporation's $0.01 par value common stock (the "Common Stock") which such holder of the 1998 Convertible Stock would be entitled to receive upon the conversion of his or her 1998 Convertible Stock pursuant to the provisions of Section 3 hereof.

3.   Conversion of 1998 Convertible Stock.

     A. Conversion. Each share of 1998 Convertible Stock shall be convertible at the option of the holder thereof into 21.75 shares of Common Stock through December 31, 2001, and thereafter into 10 shares of Common Stock. The 21.75 shares and 10 shares of Common Stock, as the case may be, for each share of 1998 Convertible Stock, is referred to herein as the "Conversion Ratio." In order to exercise the conversion privilege, a holder of each such share shall surrender the certificate representing such shares to the Corporation at its principal office, accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares. The shares shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion.

     B.   Adjustment.

          (i) In case the Corporation shall declare a dividend upon its Common Stock payable otherwise then in cash out of earnings or surplus (including a dividend payable in Common Stock), then thereafter each holder of 1998 Convertible Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such 1998 Convertible Stock may be converted and, in addition and without payment therefor, the stock or other securities (including Common Stock) which such holder would have received by way of dividends or distributions (otherwise than out of earnings or surplus) if continuously since the record date for any such dividend or distribution such holder (for each share of 1998 Convertible Stock held as of such record date) (x) had been the record holder of the number of shares of Common Stock then received and (y) had retained all dividends or distributions in stock or securities payable


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     in respect of such Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock.

          (ii) In case the Corporation shall at any time subdivide or split its outstanding Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision or split shall be proportionately increased, and conversely, in the case the outstanding Common Stock shall be combined into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased.

          (iii) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of 1998 Convertible Stock shall thereafter have the right to receive in lieu of the Common Stock of the Corporation immediately theretofore receivable upon the conversion of such 1998 Convertible Stock, such shares of stock securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon the conversion of such 1998 Convertible Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the 1998 Convertible Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Ratio and of the number of shares receivable upon the conversion of such 1998 Convertible Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter received upon the conversion of such 1998 Convertible Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation in the merger (if other than the Corporation), the corporation or other entity resulting from such consolidation, or the corporation or other entity purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the 1998 Convertible Stock at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

     C. Exchange of Certificates. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion, computed to the nearest full share.

     D. Reservation of Stock Issuable Upon Conversion. The Corporation shall reserve and keep available solely for the purpose of effecting the conversion of shares of 1998 Convertible Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 1998 Convertible Stock, and,


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if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of 1998 Convertible Stock, the Corporation will forthwith take such action as may be necessary or appropriate to increase its authorized but unissued shares of Common Stock to such number of shares of 1998 Convertible Stock as shall be sufficient for such purpose.

4.   Other Rights and Preferences.

     Except as provided hereunder, each share of the 1998 Convertible Stock shall have all the same rights and preferences as would be available to the holder of the number of shares of Common Stock which such holder of 1998 Convertible Stock would be entitled to exercise or receive upon conversion pursuant to Section 3 hereof, including, but not limited to, rights to dividends and to distributions upon liquidation.